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                                                                   EXHIBIT 10.15

                                RENEWAL AMENDMENT
                        TO THE DISTRIBUTION AGREEMENT AND
                   THE DISTRIBUTORSHIP ARRANGEMENTS AGREEMENT
                               DATED MAY 2ND, 1997

This Renewal Amendment is entered into as of the second day of November, 1999, by and between Gen-Probe Incorporated, a Delaware corporation, with its principal place of business located at 10210 Genetic Center Drive, San Diego, California 92121 ("GEN-PROBE") and bioMerieux S.A., a French corporation, having its principal place of business at Chemin de l'Orme, 69280 Marcy l'Etoile, France ("BIOMERIEUX").

                                    RECITALS

A. GEN-PROBE and BIOMERIEUX have entered into a Distribution Agreement and a Distributorship Arrangements Agreement ("the Agreements") both dated May 2nd, 1997, under which GEN-PROBE has appointed BIOMERIEUX as its exclusive distributor for the sale of certain products in certain specified countries.

B. The Distributorship Arrangement Agreement has been modified twice from its date of conclusion, by way of amendments, in order to (i) delete Singapore from the list of countries identified as Phase 11 Countries, and (ii) to include Poland, a Phase III Country, into the definition of the Territory pursuant to Section 1.5 of the Distributorship Arrangement Agreement.

C. The Distribution Agreement has been modified once from its date of conclusion, by way of amendment dated February 2 , 1998, in order to (i) modify the wording of Section 3.3 of the Distribution Agreement, and (ii) to delete Exhibit C to the Distribution Agreement.

D. Some discussions have since then been held between GEN-PROBE and/or certain Affiliate of GEN-PROBE on one hand, and BIOMERIEUX and/or certain Affiliate of BIOMERIEUX on the other hand, with a view to include some additional countries (namely Argentina, China, India and Mongolia) into the definition of the Territory pursuant to Section 1.5 of the Distributorship Arrangement Agreement.

E. GEN-PROBE and BIOMERIEUX have expressed their interest in having the initial term of the Agreements extended, and have therefore decided to enter into this Renewal Amendment.
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                                RENEWAL AMENDMENT

Now therefore, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreements.

2. The parties hereto mutually agree to initially renew the Term of the Agreements for a further period of three (3) years, starting from May 2nd, 2000 (the "Renewed Term"), unless earlier terminated according to the provisions of the Agreements. No less than one year prior to the scheduled expiration of the Renewed Term, the parties shall commence good faith negotiations regarding another possible extension of the Renewed Term on mutually acceptable terms, provided that, unless the parties shall have reached mutual agreement on the terms and conditions of such an extension within six (6) months of the scheduled expiration of the Renewed Term, the Renewed Term shall automatically expire on the date set forth in the first sentence of this Section 2.

3. Notwithstanding the provisions of the foregoing Paragraph 2, during the original Term and the Renewed Term, either party may terminate the Agreements as of their anniversary date in any year by giving notice to the other party at least 120 days prior to the anniversary date of an intention to terminate or seek amendment of the Agreements. Furthermore, during the Renewed Term of the Agreements, GEN-PROBE shall have the additional right and option to terminate the Agreements, by giving 90-days notice, if BIOMERIEUX's purchases of GEN-PROBE products under the Distribution Agreement during any period of not less than two consecutive calendar quarters fall twenty per cent (20%) or more below purchases for the corresponding period of the prior year. The calculation of the amount of decrease in BIOMERIEUX's purchases from GEN-PROBE for purposes of the preceding sentence shall exclude any decline in BIOMERIEUX's purchases from GP due to (i) sales of VIDAS Products by BIOMERIEUX to former customers for GP products and/or (ii) any recalls of product by GEN-PROBE.

4. The parties hereto mutually agree that products developed pursuant to, and in accordance with, the provisions of the May 2, 1997 Vidas License, Development and Cooperation Agreement shall not be subject to the provisions of Section 2.3 of the Distribution Agreement, entitled "Non-Competition."
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5.    Except as expressly modified hereby, all terms and conditions of the
      Agreements (as amended pursuant to the above recitals) shall remain unchanged and in full force and effect.

AGREED TO AND ACCEPTED BY:

GEN-PROBE INCORPORATED                      BIOMERIEUX S.A.


By: /s/ Henry L. Nordhoff                   By: /s/ Francois Guinot
Name: H.L. Nordhoff                         Name: Guinot
Title: President & CEO                      Title: President and CEO